Exhibit 99.1

Claymont Steel Reports 2007 Third Quarter Results

CLAYMONT, Del., Nov 9, 2007 (PrimeNewswire via COMTEX News Network) — Claymont Steel Holdings (Nasdaq:PLTE) reported third quarter revenues of $71.5 million on shipments of 83,739 tons. Average spread was up by $14 per ton from the previous quarter as decreases in scrap costs outpaced a decline in selling prices which averaged $854 per net ton for the quarter. As previously announced the Company’s results were burdened by the impact of the planned plate mill outage in July and the associated problems restarting the reheat furnace. Adjusted EBITDA of $7.0 million, net income of $1.0 million and earnings per share of $.06 were all in line with the Company’s third quarter earnings guidance issued in early October.

“Our employees have responded well to a difficult quarter as evidenced by our record breaking production and shipments in the month of October. They faced a set of unexpected challenges coming out of the planned mill outage and rallied strongly as a team to address them. Victor Clark, our new Vice President of Operations, was instrumental in providing the necessary leadership at this time,” said Chairman & CEO Jeff Bradley. “We also continued to make progress on our major sales initiatives acquiring 20 new accounts in the quarter and shipping record volumes in Custom Burning where shipments increased by more than 30% over the second quarter and are on track to increase by more than 50% for the full year.”

“I am very encouraged with the strong start in the 4th quarter as demand for our product continues to be solid. Price levels are increasing as expected and we appear to be making progress reducing the operational volatility that we have experienced so far this year. The fourth quarter should be a good spring board into next year,” Mr. Bradley added.

Gross profit of $10.0 million decreased from the previous quarter due primarily to the previously disclosed $17.1 million burden of decreased shipments, increased costs and lost production associated with the planned plate mill outage in July and related issues restarting the reheat furnace. Gross profit for the period ending on September 29, 2007 was down $26.4 million verses the same period in 2006 largely due to higher scrap costs and the aforementioned operating issues.

Selling, general and administrative costs were $0.5 million higher than the second quarter due to expenses paid for recruiting, legal and Sarbanes Oxley compliance consulting for the company. For the nine month period expenses were only slightly higher with no significant contributing factor.

The effective tax rate for the Company is estimated to be 37.3% for the third quarter 2007. During the quarter the Company continued its reinvestment plan spending $3.2 million in capital expenditures. Average net debt for the quarter remained approximately flat from the second quarter at $150.0 million. “In the fourth quarter, we expect to continue to reduce debt with the free cash the company will generate”, commented Allen Egner, Interim Chief Financial Officer.

Outlook

The fourth quarter shipments are expected to be in the range of 100,000 to 105,000 net tons as the plate mill operations improves over the third quarter operating rates. The Company is expecting earnings for the quarter to fall between $.30 and $.45 per share, burdened as previously disclosed by $2.3 million of excess cost relating to third quarter operating issues embedded in the inventory at the end of the third quarter.

Claymont has scheduled an earnings call which will take place on Friday, November 9 at 8:30 AM. Jeff Bradley, Chairman and CEO, Allen Egner, Interim CFO and Treasurer, Victor Clark, Vice President of Operations, and other senior members from the Operating Management team will discuss the results of the 3rd quarter. Persons wishing to listen to the web cast of the earnings call can do so through the investor’s relation portal of the company’s website at www.claymontsteel.com.

About Claymont Steel

Claymont Steel manufactures and sells custom discrete steel plate in North America. Claymont’s headquarters and manufacturing facilities are located in Claymont, Delaware. More information is available at www.claymontsteel.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company’s beliefs, expectations, future goals and similar statements, constitute forward-looking statements. These statements include, among others, statements regarding our business outlook, anticipated financial and operating results, anticipated product demand, interest expense, gross profit margins and scrap costs, the availability of raw materials and debt reductions plans. These forward-looking statements are based on management’s beliefs and assumptions, which are based on currently available information. These assumptions could prove inaccurate. These forward-looking statements also involve a number of risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statements. Some of these risks and uncertainties are described in Claymont Steel’s filings with the Securities and Exchange Commission, including the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors in the Company’s annual report on Form 10-K, filed with the SEC on April 2, 2007. Claymont Steel undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Claymont Steel Holdings, Inc.

Statement of Operations (Unaudited)

	Quarter Ended			9 Months Ended
(Dollars in thousands)	Sept. 29, 2007	June 30, 2007	Sept.30, 2006	Sept. 29, 2007	Sept. 30, 2006
Net Sales	$71,478	$90,715	$83,984	$246,970	$247,706
Cost of sales	61,478	69,776	59,134	195,114	169,391

Gross profit	10,000	20,939	24,850	51,856	78,315
%	14%	23%	30%	21%	32%

Selling, General & Administrative	4,771	4,307	6,737	13,221	12,930

Income from operations	5,229	16,632	18,113	38,635	65,385

Other income (expense):
Interest income	68	60	295	530	1,909
Interest expense	(3,687)	(3,390)	(8,173)	(37,928)	(20,039)
Other non-operating income	—	—	—	—	139

Income before income taxes	1,610	13,302	10,235	1,237	47,394
Income tax expense	600	4,588	3,848	373	17,782

Net Income	$1,010	$8,714	$6,387	$864	$29,612

Common Stock Data:
Net income per share:
Basic	$0.06	$0.50	$0.57	$0.05	$2.63
Diluted	$0.06	$0.49	$0.56	$0.05	$2.62

Weighted average shares, in thousands
Basic	17,529	17,511	11,260	17,517	11,248
Diluted	17,679	17,836	11,317	17,676	11,317

EBITDA Recap:
Net Income	$1,010	$8,714	$6,387	$864	$29,612
Depreciation & Amortization	1,226	1,026	1,715	3,544	3,009
Interest, net	3,619	3,330	7,878	37,398	18,130
Income taxes	600	4,588	3,848	373	17,782

EBITDA	$6,455	$17,658	$19,828	$42,179	$68,533
Non Cash Compensation (a)	587	664	215	1,414	215

Adjusted EBITDA	$7,042	$18,322	$20,043	$43,593	$68,748
Adjusted EBITDA %	10%	20%	24%	18%	28%

(a)	Includes vesting of equity compensation and certain other non-cash accruals.

Claymont Steel Holdings, Inc.

Statement of Cash Flows from Operations (Unaudited)

	Quarter Ended			9 Months Ended
(Dollars in thousands)	Sept. 29, 2007	June 30, 2007	Sept. 30, 2006	Sept. 29, 2007	Sept. 30, 2006
Operating Activities:
Net income (loss)	$1,010	$8,714	$6,387	$864	$29,612
Adjustment to reconcile net income:	—	—	—	—	—
Depreciation & amortization	1,226	1,026	2,725	14,430	5,168
Deferred taxes net	485	3,999	(481)	(345)	(320)
Stock compensation	237	313	215	713	215
Changes in assets and liabilities which provided (used) cash:
Accounts Receivable	2,731	(692)	7,634	(5,796)	2,700
Inventory	(5,994)	(2,327)	(2,954)	(16,177)	(6,557)
Prepaid Expenses	1,613	(1,613)	86	(732)	218
Income Taxes Receivable	(635)	47	—	(873)	—
Accounts Payable	(1,947)	(336)	(2,762)	7,350	5,418
Accrued Interest Payable	(2,126)	2,356	(2,968)	(11,564)	(2,734)
Accrued Taxes	(339)	535	3,994	197	3,118
Accrued Liabilities and Profit Sharing	732	675	741	(218)	(1,532)
Due to seller	—	—	(4,314)	—	(4,814)
Deferred Pension	—	—	3	—	5
Other Assets and Liabilities	(9)	(426)	(2)	(435)	—

Net cash provided by (used in) operating activities	(3,016)	12,271	8,304	(12,586)	30,497

Investing Activities:
Capital expenditures	(3,234)	(2,151)	(2,051)	(10,355)	(8,772)
Purchase of investment securities	(6,554)	—	—	(22,157)	(207,757)
Maturities of investment securities	6,602	105	—	111,995	276,074

Net cash provided by (used in) investing activities	(3,186)	(2,046)	(2,051)	79,483	59,545

Financing Activities:
Repayment under pay-in-kind note offering	—	—	75,000	(75,000)	75,000
Borrowings under revolving credit facility	—	—	—	48,372	—
Repayments under revolving credit facility, net	13,544	(9,169)	—	—	—
Borrowings under term loan A	—	—	—	20,000	—
Repayment of term loan A	(7,303)	(1,111)	—	(9,525)	—
Borrowings under senior secured notes	—	—	—	105,000	—
Repayment under senior secured floating rate notes	—	—	—	(170,110)	—
Borrowing under senior secured floating rate notes	—	—	—	—	(1,890)
Deferred financing fees	18	39	(3,580)	(3,599)	4,272)
IPO fees and expenses	—	37	—	37	—
Dividend	—	—	(71,174)	(855)	(140,678)

Net cash (used in) provided by financing activities	6,259	(10,204)	246	(85,680)	(71,840)

Net Increase (Decrease) In Cash	57	21	6,499	(18,783)	18,202

CASH - Beginning of period	1,280	1,259	14,322	20,120	2,619

CASH - End of period	$1,337	$1,280	$20,821	$1,337	$20,821

Supplemental Disclosures off Cash Flow:
Cash paid during the period for:
Interest	6,437	1,035	11,898	26,629	22,976

Income Taxes	—	45	4,359	345	13,800

Claymont Steel Holdings, Inc.

Balance Sheet (Unaudited)

	Quarter Ended
(Dollars in thousands)	Sept. 29, 2007	June 30, 2007	Sept. 30, 2006
CASH	$1,337	$1,280	$20,821
INVESTMENT SECURITIES	4,936	4,984	—
ACCOUNTS RECEIVABLE	46,876	49,607	36,045
INVENTORIES	56,874	50,880	42,509
PREPAID EXPENSES	1,248	2,860	587
INCOME TAX RECEIVABLE	3,842	3,187	—
DEFERRED TAXES	2,213	890	3,103
OTHER ASSETS	432	426	—

TOTAL CURRENT ASSETS	117,758	114,114	103,065

FIXED ASSETS	31,949	29,595	21,954
DEFERRED FINANCING FEES	3,561	3,579	10,227
INTANGIBLE ASSETS	3,938	4,284	5,281
DEFERRED PENSION ASSET	472	472	—
OTHER ASSETS	—	—	—

TOTAL ASSETS	157,678	152,044	140,527

LINE OF CREDIT	6,667	6,667	—
ACCOUNTS PAYABLE	24,467	26,414	21,935
ACCRUED INTEREST PAYABLE	1,394	3,520	4,433
ACCRUED TAXES	204	542	4,512
ACCRUED LIABILITIES	3,310	3,082	2,838
ACCRUED PROFIT SHARING	2,012	1,508	1,776

TOTAL CURRENT LIABILITIES	38,054	41,733	35,494

LONG TERM DEBT	157,181	150,940	243,763
DEFERRED TAXES	1,989	181	2,049
OTHER LONG TERM LIABILITIES	—	—	286

TOTAL LIABILITIES	197,224	192,854	281,592

STOCKHOLDERS EQUITY	(39,566)	(40,810)	(141,065)

TOTAL LIABILITIES & EQUITY	$157,658	$152,044	$140,527

Claymont Steel Holdings, Inc.

Supplemental Statistics (Unaudited)

	Quarter Ended				9 Months Ended
(Dollars in thousands)	Sept. 29, 2007	June 30, 2007	Sept. 30, 2006		Sept. 29, 2007	Sept. 30, 2006
Net ASP	$854	$875	$853		$856	$832
Shipments in net tons	83,739	103,705	106,875	(a)	288,573	306,333	(b)
Custom Tons	51,622	73,609	60,098		99,853	185,460
Standard Tons	32,117	30,096	35,190	(a)	88,720	108,951	(b)
Notes: (a) Includes 11,587 tons of conversion. (b) Includes 11,992 tons of conversion.

Production:
Slab Tons Produced	106,119	121,596	95,016		330,026	301,306
Plate Tons Produced	89,244	107,453	104,777		296,111	310,917
Capital Expenditures	$3,234,000	$2,151,000	$2,051,000		$10,368,000	$8,772,000

Net Income					$864
+ Income Taxes					373

Income before taxes					1,237
Add Backs Call premiums (Cash)					12,603
Deferred financing fees (Non-cash)					9,623
Bond discount premium (Non-cash)					1,261

Adjusted income before taxes					24,724
Adjusted income taxes					9,717

Adjusted net income					$15,007

Common Stock Data:
Adjusted Net income per share:
Basic	$0.06	$0.50	$0.57		$0.86	$2.63
Diluted	$0.06	$0.49	$0.56		$0.85	$2.62

Weighted average shares, in thousands
Basic	17,529	17,511	11,260		17,517	11,248
Diluted	17,679	17,836	11,317		17,676	11,317